Exhibit 99

General Cable Reports Fourth Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 10, 2009--General Cable Corporation (NYSE: BGC), one of the most geographically diversified industrial companies, reported today revenues and earnings for the fourth quarter ended December 31, 2008. Diluted earnings per share for the fourth quarter of 2008 were $0.34, including approximately $0.18 per share of non-cash net last-in-first-out (LIFO) and lower of cost or market (LCM) inventory accounting related charges and approximately $0.20 per share resulting from transaction losses caused by the rapid and significant devaluation of certain emerging market currencies principally in Latin America and Southern Africa.

Fourth Quarter Highlights

  Available liquidity of approximately $1.2 billion, spread around the world
  Cash flow from operations of $100 million, net of $25 million of actions taken to reduce emerging market currency exposure
  Awarded $80 million long-haul submarine fiber optic cable and installation project
  One million shares of General Cable common stock re-purchased at an average price of $11.65
  IndustryWeek’s Best Plants Award received by Manchester, New Hampshire manufacturing plant

Fourth Quarter Results

Net sales for the fourth quarter of 2008 were $1,292.9 million, an increase of $215.3 million or 20.0% compared to the fourth quarter of 2007 on a metal-adjusted basis. Volume based on metal pounds sold, without the impact of incremental revenues from acquired businesses, decreased 6.3% in the fourth quarter of 2008 compared to 2007.

Fourth quarter operating income before items was $76.4 million in the fourth quarter of 2008 compared to operating income of $93.0 million in the fourth quarter of 2007, a decrease of $16.6 million or 17.8%. The decrease in operating income was principally a result of lower overall demand particularly in developed economies, a more difficult pricing environment due to lower overall capacity utilization rates in the industry and efforts by the Company to match production levels with end user demand. Operating margin before items was 5.9% in the fourth quarter of 2008, a decrease of approximately 270 basis points from the operating margin of 8.6% in the fourth quarter of 2007 on a metal-adjusted basis.

Segment Results

Revenue in the Rest of World segment was $377.0 million, an increase of $154.0 million on a metal-adjusted basis, principally related to one additional month of results from the acquisition of PDIC which was completed on October 31, 2007, as well as the inclusion of the consolidated results of Phelps Dodge Philippines (PDP), which was previously accounted for under the equity method of accounting. Early in the third quarter of 2008, the Company increased its ownership interest in PDP from 40% to 60%. Before the impact of acquired revenues, on a metal pounds sold basis, volumes in the fourth quarter of 2008 were down 3.7% compared to the year ago period. Operating earnings before items were $28.5 million in the fourth quarter of 2008, an increase of $11.6 million compared to $16.9 million in the fourth quarter of 2007.

Revenue in the Company’s Europe and North Africa segment increased $45.2 million or 10.3% on a metal-adjusted basis in the fourth quarter of 2008 compared to the fourth quarter of 2007. Before the impact of the acquisition of Enica Biskra (Algeria), on a metal pounds sold basis volumes in the fourth quarter were down 7.8% compared to the year ago period. This decline is due principally to lower demand and pricing for construction products in the Spanish market as well as deteriorating conditions in European markets generally. Operating earnings in the fourth quarter of 2008 before items were $32.8 million compared to $43.4 million in the prior year.

In North America, revenue increased 3.9% in the fourth quarter of 2008 compared to 2007 on a metal-adjusted basis while metal pounds sold were down 6.6% compared to the prior year. The decrease in metal pounds sold is principally due to the reduction in year-over-year demand for high metal content copper telecommunications cables and low voltage utility cables, partially offset by improvements in demand for utility transmission cables which experienced a 27% increase in quarter-over-quarter demand based on metal pounds sold. Operating earnings before items were $15.1 million in the fourth quarter of 2008 compared to $32.7 million in the prior year.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “The geographic and product diversification strategies and improvements to the capital structure undertaken over the last several years are helping the Company maintain positive earnings and cash flows through this difficult economic period. This performance has allowed the Company to continue to develop and invest in new products, buy back nearly two percent of the Company’s outstanding common stock, and maintain very strong credit statistics.”

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on February 24, 2009 to preferred stockholders of record as of the close of business on January 31, 2009. The Company expects the quarterly dividend payment to be less than $0.1 million.

Liquidity and Share Repurchase

Gross debt at the end of the fourth quarter was $1.45 billion. Net debt was $1.16 billion at the end of the fourth quarter, down slightly from the $1.17 billion at the end of the third quarter of 2008. Using its strong operating cash flows generated during the quarter, the Company made periodic open market purchases of its common stock, totaling one million shares for a total purchase price including transaction costs of $11.65 million, or $11.65 per share. Also during the quarter, in an effort to reduce its overall exposure to fixed U.S. dollar dominated payables in certain emerging markets, the Company accelerated the payment of approximately $25 million of these obligations.

At the end of the fourth quarter, through a combination of existing cash balances and undrawn available lines of credit, the Company had approximately $1.2 billion of available liquidity spread around its three geographic regions to fund operations, internal growth, continuing product and geographic expansion opportunities and common share repurchases.

First Quarter 2009 Outlook

In May 2008, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). The FSP specifies that when issuers of convertible debt instruments recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date. The FSP is effective for the Company beginning with the first quarter of 2009 and requires that prior periods be presented on the same basis. The Company expects to record incremental non-cash interest expense of approximately $0.15 per share each quarter for 2009 which is the estimated impact of applying a straight-debt-instrument interest rate to the Company’s $830 million of outstanding convertible notes. There is no impact on periodic cash flows.

For the first quarter, the Company expects to report earnings before the impact of APB 14-1 in the range of $0.50 to $0.65 per share. Revenues are expected to be approximately $1.175 to $1.225 billion. A reconciliation of expected GAAP earnings per share is as follows:

	Q1 2009 Outlook	Q1 2008 Actual
GAAP earnings per share	$0.35 - $0.50	$1.07
APB 14-1 non cash interest expense estimate	0.15	0.14
Earnings per share, adjusted	$0.50 - $0.65	$1.21

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share and operating income for the fourth quarter of 2008 and 2007 as adjusted for the impact of net last-in-first out (LIFO) inventory accounting related items and certain restructuring activities. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States.

A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	4th Quarter EPS
	2008	2007
EPS as Reported	$ 0.34	$ 0.84
Adjustments to reconcile EPS:
LIFO/LCM inventory accounting related items	0.18	0.08
North American Telecommunications Restructuring	-	0.08
Adjusted Non-GAAP EPS	$ 0.52	$ 1.00
	4th Quarter Operating Income (in millions)
	2008	2007
Operating Income as Reported	$ 61.7	$ 79.7
Adjustments to reconcile operating income:
LIFO/LCM inventory accounting related items:
North America	(9.8)	1.2
Europe and North Africa	5.4	(0.6)
ROW	19.1	6.1
North American Telecommunications Restructuring	-	6.6
Adjusted Non-GAAP Operating Income	$ 76.4	$ 93.0

General Cable will discuss fourth quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, February 11, 2009. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 as well as periodic reports filed with the Commission.

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$ 1,292.9	$ 1,297.8	$ 6,230.1	$ 4,614.8
Cost of sales	1,140.3	1,131.5	5,427.7	3,952.1
Gross profit	152.6	166.3	802.4	662.7

Selling, general and
administrative expenses	90.9	86.6	381.0	296.6
Operating income	61.7	79.7	421.4	366.1
Other expense	(15.9)	(0.5)	(27.2)	(3.4)
Interest income (expense):
Interest expense	(19.6)	(18.7)	(68.1)	(48.4)
Interest income	2.2	6.8	12.3	18.8
Loss on extinguishment of debt	-	(0.2)	-	(25.3)
	(17.4)	(12.1)	(55.8)	(54.9)

Income before income taxes	28.4	67.1	338.4	307.8
Income tax provision	(10.4)	(20.6)	(112.7)	(99.4)
Minority interests in consolidated subsidiaries	(0.4)	(0.2)	(13.1)	(0.2)
Equity in net earnings of affiliated companies	0.3	0.4	4.6	0.4
Net income	17.9	46.7	217.2	208.6
Less: preferred stock dividends	(0.1)	(0.1)	(0.3)	(0.3)
Net income applicable to common shareholders	$ 17.8	$ 46.6	$ 216.9	$ 208.3

Earnings per share
Earnings per common share - basic	$ 0.34	$ 0.91	$ 4.16	$ 4.07
Weighted average common shares - basic	51.9	51.3	52.2	51.2
Earnings per common share-
assuming dilution	$ 0.34	$ 0.84	$ 4.07	$ 3.82
Weighted average common shares-
assuming dilution	52.9	55.6	53.4	54.6

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues (as reported)
North America	$ 431.2	$ 500.0	$ 2,178.7	$ 2,243.7
Europe and North Africa	484.7	513.1	2,175.3	1,939.7
Rest of World	377.0	284.7	1,876.1	431.4
Total	$ 1,292.9	$ 1,297.8	$ 6,230.1	$ 4,614.8

Revenues (metal adjusted)
North America	$ 431.2	$ 415.1	$ 2,178.7	$ 2,248.7
Europe and North Africa	484.7	439.5	2,175.3	1,935.7
Rest of World	377.0	223.0	1,876.1	376.2
Total	$ 1,292.9	$ 1,077.6	$ 6,230.1	$ 4,560.6

Metal Pounds Sold
North America	76.6	82.0	366.8	394.9
Europe and North Africa	80.8	81.2	346.5	336.8
Rest of World	87.9	59.0	388.0	79.8
Total	245.3	222.2	1,101.3	811.5

Operating Income
North America	$ 24.9	$ 24.9	$ 122.5	$ 179.4
Europe and North Africa	27.4	44.0	162.2	162.4
Rest of World	9.4	10.8	136.7	24.3
Total	$ 61.7	$ 79.7	$ 421.4	$ 366.1

Return on Metal Adjusted Sales
North America	5.8%	6.0%	5.6%	8.0%
Europe and North Africa	5.7%	10.0%	7.5%	8.4%
Rest of World	2.5%	4.8%	7.3%	6.5%
Total Company	4.8%	7.4%	6.8%	8.0%

Capital Expenditures
North America	$ 15.8	$ 19.2	$ 52.3	$ 41.9
Europe and North Africa	35.7	51.1	106.0	97.7
Rest of World	16.8	9.4	59.5	14.0
Total	$ 68.3	$ 79.7	$ 217.8	$ 153.6

Depreciation & Amortization
North America	$ 8.5	$ 8.6	$ 35.4	$ 34.3
Europe and North Africa	6.7	6.9	29.7	22.0
Rest of World	8.5	5.1	32.2	7.2
Total	$ 23.7	$ 20.6	$ 97.3	$ 63.5

Revenues by Major Product Lines
Electric Utility	$ 430.3	$ 449.6	$ 2,120.9	$ 1,665.2
Electrical Infrastructure	368.4	330.5	1,626.6	1,234.1
Construction	291.9	296.4	1,439.5	872.5
Communications	168.4	185.3	827.5	807.0
Rod Mill Products	33.9	36.0	215.6	36.0
Total	$ 1,292.9	$ 1,297.8	$ 6,230.1	$ 4,614.8

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2008	December 31, 2007
Current Assets:	(unaudited)
Cash and cash equivalents	$ 282.6	$ 325.7
Receivables, net of allowances of $19.3 million at December 31, 2008 and $17.9 million at December 31, 2007	1,030.5	1,121.4
Inventories	953.2	928.8
Deferred income taxes	146.8	123.6
Prepaid expenses and other	77.6	73.7
Total current assets	2,490.7	2,573.2
Property, plant and equipment, net	880.9	738.8
Deferred income taxes	58.7	42.6
Goodwill	160.0	116.1
Intangible assets, net	201.8	236.7
Unconsolidated affiliated companies	7.5	29.5
Other non-current assets	46.6	56.7
Total assets	$ 3,846.2	$ 3,793.6

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 757.2	$ 937.3
Accrued liabilities	455.5	397.3
Current portion of long-term debt	230.5	500.9
Total current liabilities	1,443.2	1,835.5
Long-term debt	1,216.1	897.9
Deferred income taxes	102.5	118.5
Other liabilities	250.5	190.0
Total liabilities	3,012.3	3,041.9
Commitments and Contingencies
Minority interests in consolidated subsidiaries	132.3	74.8
Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
December 31, 2008 - 76,233 outstanding shares
December 31, 2007 - 101,940 outstanding shares	3.8	5.1
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2008 - 51,775,200 (net of 6,177,498 treasury shares)
December 31, 2007 - 52,430,149 (net of 5,121,841 treasury shares)	0.6	0.6
Additional paid-in capital	288.4	268.0
Treasury stock	(71.9)	(60.3)
Retained earnings	644.7	428.3
Accumulated other comprehensive income (loss)	(164.0)	35.2
Total shareholders' equity	701.6	676.9
Total liabilities and shareholders' equity	$ 3,846.2	$ 3,793.6

CONTACT:
General Cable Corporation
Michael P. Dickerson, 859-572-8684
Vice President of Finance and
Investor Relations